Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements (the “Unaudited Pro Forma Condensed Combined Financial Statements”) included herein present the unaudited pro forma condensed combined balance sheet (“Unaudited Pro Forma Condensed Combined Balance Sheet”) and the unaudited pro forma condensed combined statements of operations (“Unaudited Pro Forma Condensed Combined Statements of Operations”) based upon the historical financial statements of Bally’s Corporation (“Bally’s” or the “Company”), The Queen Casino & Entertainment Inc. (“Queen”), and Intralot S.A. (“Intralot”), after giving effect to the merger with Queen on February 7, 2025 (the “Queen Merger”), the acquisition of Intralot through obtaining a majority ownership interest on October 8, 2025 (the “Intralot Acquisition”), the disposition of Bally’s International Interactive business (“Bally’s International Interactive” or “BII”) on October 8, 2025 (the “BII Disposal”), and Bally’s financing activities completed concurrently with the Intralot Acquisition and the BII Disposal (the “Bally’s Financing Transactions”) (collectively, the “Transactions”) through the adjustments described in the accompanying notes.

The Unaudited Pro Forma Condensed Combined Financial Statements have been prepared in accordance with Article 11 of Regulation S-X (as amended by SEC Release No. 33-10786) and are provided to aid in the analysis of the financial aspects of the Transactions, presenting the combination of the financial information of the Company, Queen, and Intralot, adjusted to give effect to the Transactions (collectively, the “Pro Forma Adjustments”).

The Unaudited Pro Forma Condensed Combined Financial Statements include: (i) an Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2025, which combines the Company’s historical consolidated balance sheet as of June 30, 2025, including Queen’s historical consolidated balances, with Intralot’s historical consolidated balance sheet as of June 30, 2025, giving effect to the Transactions as if they had been consummated on that date; and (ii) Unaudited Pro Forma Condensed Combined Statements of Operations for the fiscal year ended December 31, 2024 and the six months ended June 30, 2025, which combine the Company’s historical consolidated statements of operations for the periods then ended with Intralot’s historical consolidated statements of operations for the corresponding periods, and historical consolidated statements of operations for the corresponding periods for Queen, giving effect to the Transactions as if they had been consummated on January 1, 2024. The pro forma presentation is based on the information and financial statements available for the Company, Queen, and Intralot as of those dates. Historically, Intralot had presented its financial statements in accordance with International Financial Reporting Standards as adopted by the European Union (“IFRS”) and in Euros (“EUR”). The Unaudited Pro Forma Condensed Combined Financial Statements are presented in accordance with U.S. generally accepted accounting principles (“US GAAP”) and in U.S. dollars (“USD”).

The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical financial statements and notes of the Company, Queen, and Intralot. These include:

●	Bally’s Historical Financial Statements: The audited consolidated financial statements of the Company as of and for the year ended December 31, 2024, together with the unaudited condensed consolidated financial statements and related notes of the Company as of and for the six months ended June 30, 2025.

●	Intralot Historical Financial Statements: The reported consolidated financial statements of Intralot as of and for the year ended December 31, 2024 (prepared in accordance with IFRS), together with the reported interim consolidated financial statements of Intralot as of and for the six-month period ended June 30, 2025 (prepared in accordance with IFRS), as set forth in Intralot’s Quarterly Financial Report for that period. Intralot’s historical financial results were translated to US GAAP and USD for the purposes of these Unaudited Pro Forma Condensed Combined Financial Statements.

●	Queen’s Historical Financial Statements: The audited consolidated financial statements and related notes of Queen as of and for the year ended December 31, 2024, together with the unaudited interim consolidated financial information of Queen for the period from January 1, 2025 to February 7, 2025.

The Unaudited Pro Forma Condensed Combined Financial Statements and the accompanying notes that follow herein should be read together with the additional information set forth in Item 2.01 of this Form 8-K/A regarding the Transactions. These pro forma statements are intended to provide investors with information about the impact of the Transactions by illustrating how the Transactions might have affected the Company’s financial statements had they occurred at earlier dates. They do not reflect any future events, cost synergies, or operating efficiencies, or other potential benefits that may result from the Transactions, nor do they reflect any integration costs, restructuring charges or other one-time transaction-related expenses that may be incurred to achieve those synergies. The Unaudited Pro Forma Condensed Combined Financial Statements are not intended to predict the Company’s results for any future period. Actual future results of the combined Company may differ significantly from the pro forma amounts presented here, due to various factors including differences between the preliminary purchase price allocation and the final allocation, future business performance, integration efforts, and market conditions. The Company’s future consolidated financial statements will reflect the Transactions prospectively from their respective closing dates in accordance with US GAAP. The integration of Queen and Intralot into the Company’s financial reporting process is ongoing.

Management has made certain assumptions and estimates in preparing the Unaudited Pro Forma Condensed Combined Financial Statements to reflect the Transactions. The Pro Forma Adjustments are based upon information available as of the date of this report and upon certain assumptions that the Company believes are reasonable under the circumstances. These adjustments are directly attributable to the Transactions and related events, factually supportable, and, with respect to the Unaudited Pro Forma Condensed Combined Statements of Operations, expected to have a continuing impact on the combined Company. No adjustments have been included into the Unaudited Pro Forma Condensed Combined Financial Statements other than those described in the accompanying explanatory notes, and actual results will differ from the pro forma amounts once the purchase accounting is finalized. Readers are cautioned not to place undue reliance on the pro forma information, which is presented for illustrative purposes only. The Unaudited Pro Forma Condensed Combined Financial Statements are not intended to represent or be indicative of the consolidated financial position or results of operations of the Company had the Transactions been completed on the dates assumed, nor are they indicative of the future operating results or financial position of the combined Company.

Queen Merger

On July 25, 2024, SG Parent LLC (“Parent”), the Company, Queen, Epsilon Sub I, Inc. and Epsilon Sub II, Inc. (together with the Company, the “Company Parties”), and SG CQ Gaming LLC (together with Parent and Queen, the “Buyer Parties”) entered into an agreement and plan of merger (the “Merger Agreement”). The Queen Merger was approved by the Company’s stockholders on November 19, 2024 and completed on February 7, 2025 (the “Queen Closing Date”).

Pursuant to the Merger Agreement, SG CQ Gaming LLC contributed all of its Queen shares to the Company in exchange for Company common stock, Merger Sub I merged with and into the Company, and Merger Sub II merged with and into Queen, with Queen surviving the Queen Merger as a direct, wholly owned subsidiary of the Company, and each outstanding share of Queen (other than those held by the Company) and each share of Company common stock (subject to certain exceptions) was converted into Company common stock or the right to receive cash consideration of $18.25 per share, subject to a rolling share election feature that allowed holders to retain their Company shares.

In connection with the Queen Merger, on February 7, 2025 the Company issued, $500 million aggregate principal amount of new first lien notes bearing interest at 11.00% per annum and maturing on October 2, 2028 (the “2028 Notes”), guaranteed by the Company’s restricted subsidiaries that guarantee its existing credit agreement and secured on a pari passu basis with such credit agreement, with the proceeds used to fund the Queen Merger cash consideration, repay in full all existing indebtedness of Queen under its credit facilities, and pay transaction costs.

The Company applied purchase accounting pursuant to Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”) to account for Parent obtaining control of the Company. Parent’s contribution of Queen was accounted for using the historical carrying value of Queen’s net assets. Bally’s historical results in the accompanying Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2025, incorporate the purchase accounting performed by the Company in the first quarter of fiscal year 2025 and the transfer of Queen’s net assets at carrying value. The Company is continuing to refine its purchase accounting throughout the measurement period. The historical financial statements of Bally’s for the year ended December 31, 2024 and the six months ended June 30, 2025 do not include the impacts of the Queen Merger prior to the Queen Closing Date; therefore, Pro Forma Adjustments were incorporated herein to reflect the Queen Merger as if it had occurred on January 1, 2024.

Intralot Acquisition & BII Disposal

On July 18, 2025, the Company and Intralot entered into a definitive transaction agreement (the “Transaction Agreement”) under which Intralot would acquire BII in a cash-and-stock transaction. The transaction was first announced on July 1, 2025. On October 8, 2025 (the “Intralot Closing Date”), Bally’s completed the Intralot Acquisition and the BII Disposal.

On the Intralot Closing Date, Intralot paid the Company $1.79 billion in cash and issued 873,707,073 new shares of Intralot equity, valued at $1.32 billion based on the fair value of the shares at closing of $1.52, which is the trading price at closing of $1.35 (closing price of €1.16 converted to USD at the Intralot Closing Date spot rate of 1.1658 (the “Closing Spot Rate”)) plus the control premium of $0.17 (€1.30 per the Transaction Agreement less the closing price of €1.16 converted at the Closing Spot Rate). At the time of the announcement of the Intralot Acquisition on July 1, 2025, the Company held 201,405,481 shares of Intralot through a previously held equity investment (including a small acquisition on the announcement day itself), representing a 33.34% aggregate interest. The Company then acquired an additional 6,129,397 shares of Intralot on September 5, 2025 upon the consummation of a mandatory tender offer under Greek law, which increased its share ownership to 207,534,878 shares of Intralot prior to the Intralot Closing Date.

Following the Intralot Closing Date equity issuance, the Company became the majority shareholder of Intralot with an aggregate 57.9% interest (1,081,241,951 shares of Intralot) held by its consolidated subsidiaries CQ Lottery LLC, PE Sub Holdings LLC, and Premier Entertainment Sub LLC.

Intralot financed the cash portion of the consideration payable under the Transaction Agreement by issuing new debt facilities consisting of (i) $699.46 million Senior Secured Fixed Rate Notes (€600.00 million converted to USD at the Closing Spot Rate), (ii) $349.73 million Senior Secured Floating Rate Notes (€300.00 million converted to USD at the Closing Spot Rate), (iii) $537.06 million Term Loan (£400.00 million converted to USD at the October 8, 2025 spot rate of 1.3726), and (iv) $233.15 million Term Loan (€200.00 million converted to USD at the Closing Spot Rate), collectively (the “New Debt Facilities””), as well as through a $500.12 million cash equity raise (€429.00 million converted to USD at the Closing Spot Rate) from the issuance of 390 million shares by Intralot to third parties on the Intralot Closing Date for cash at a per share price of $1.28 (€1.10 at the Closing Spot Rate). Upon closing of the Intralot Acquisition, which followed the receipt of required shareholder and regulatory approvals, Intralot remained listed on the Athens Stock Exchange (Ticker: INLOT).

Based on the terms of the Transaction Agreement, Intralot acquired BII from the Company. However, as the Company obtained a controlling financial interest in Intralot as a result of the Intralot shares issued on the Intralot Closing Date, the Company is deemed the accounting acquirer of Intralot for purposes of financial reporting. Accordingly, the Intralot Acquisition will be accounted for as a business combination under ASC  805. The preliminary consideration for the purchase accounting is approximately $1.60 billion, consisting of (i) the fair value of the Intralot shares issued to the Company on the Intralot Closing Date and (ii) the fair value of Bally’s previously held equity interest in Intralot. The remaining 42.1% of Intralot’s equity interests held by third parties will be reflected as a noncontrolling interest by the Company in the equity section of its consolidated balance sheet in accordance with ASC 805. The preliminary fair value of the noncontrolling interest on the Intralot Closing Date was $1.17 billion, based on Intralot’s share price on the Intralot Closing Date and the control premium.

As the Company had a controlling financial interest in Intralot following the Intralot Acquisition, the Company did not lose control of BII through the BII Disposal. Therefore, the net assets of BII were transferred from Bally’s to Intralot at their historical carrying values, with any difference between the proceeds for BII and the carrying amount of the net assets transferred recognized in equity by Bally’s through additional paid-in capital. The impacts of the transfer of BII to Intralot will eliminate in the Company’s consolidated financial statements, with the exception of the 42.1% noncontrolling interest created upon the transfer of BII to Intralot.

The Unaudited Pro Forma Condensed Combined Financial Statements are unaudited and are based on preliminary estimates and assumptions. The pro forma purchase price allocation has been prepared on a preliminary basis, using the estimated fair value of consideration transferred and the fair values of Intralot’s identifiable assets and liabilities as of the acquisition date. Based on the preliminary purchase price allocation, the excess of the total consideration transferred (including the fair value of Bally’s previously held equity interest and the noncontrolling interest) over the fair values of Intralot’s identifiable net assets acquired has been recorded as goodwill in the pro forma balance sheet. The preliminary allocation also includes the recognition of identifiable intangible assets (such as technology platforms and customer relationships) and adjustments to certain tangible assets and liabilities to reflect their fair values as of the acquisition date. Bally’s will finalize the accounting for the acquisition within the one-year measurement period following the acquisition date, as permitted under ASC 805; accordingly, the final fair values of assets acquired and liabilities assumed (including identifiable intangibles, property and equipment, and deferred tax balances) may change as new information becomes available, and such changes could be material.

Intralot prepares its financial statements in accordance with IFRS and reports in EUR. For the purposes of this pro forma presentation, Intralot’s historical IFRS financial information has been adjusted for the following: (i) conformity to US GAAP, (ii) conformity to the Company’s accounting policies, and (iii) translation from EUR to USD using the Closing Spot Rate. The classification of certain items has been modified to align Intralot’s financial statement presentation with that of the Company’s under US GAAP. The pro forma adjustments also reflect reclassification of certain historical amounts of Intralot and the Company to conform to a consistent presentation.

Following the Intralot Acquisition, the combined Company’s financial statements will be prepared in accordance with US   GAAP and reported in USD. Intralot’s financial information will be aligned from IFRS to US GAAP and translated from EUR to USD in the Company’s consolidated financial reporting process. Intralot’s revenues and expenses will be consolidated into the Company’s results, and its assets and liabilities will be reported on the Company’s consolidated balance sheet (with a noncontrolling interest recorded for the portion not owned by the Company). All intercompany balances and transactions between the Company and Intralot will be eliminated upon consolidation.

Bally’s Financing Transactions

Concurrently with the Intralot Acquisition, the Company paid down portions of its pre-existing debt instruments using the cash received from Intralot as consideration for the BII Disposal.

On the Intralot Closing Date, the Company paid off the entire $500 million principal balance of its 2028 Notes through a mandatory redemption of $105.4 million and an optional redemption of $394.6 million plus a make-whole payment pursuant to the note agreement. The Company paid accrued interest of $1.1 million as well as legal and other fees of $1.5 million related to the payoff of the 2028 Notes.

Also on the Intralot Closing Date, the Company paid down a portion of its Revolving Credit Facility balance with Deutsche Bank AG New York Branch (“Deutsche Bank”), with the remaining principal amount of the Revolving Credit Facility paid down subsequent to the Intralot Closing Date.

On October 10, 2025, shortly after the Intralot Closing Date, the Company paid down a portion of its Term Loan Facility with Deutsche Bank, paying $401.5 million, of which $394.6 million was principal and $6.9 million was accrued interest. The remaining principal following this paydown was $1.48 billion. The Company will account for this paydown as a partial extinguishment of a debt instrument and will write off a proportionate amount of the debt discount of $19.9 million, which resulted from the fair value adjustment for the debt under ASC 805 in connection with the Queen Merger.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2025

(in thousands)

	Bally’s Historical	Intralot Reclassified (Note 4)	Intralot Transaction Accounting Adjustments	(Note 5)	BII Disposal Adjustments	(Note 6)	Bally’s Financing Adjustments	(Note 7)	Pro Forma Combined
Assets
Cash and cash equivalents	$174,567	$78,157	$2,267,859	A	$—		$(1,109,882)	A	$1,410,701
Restricted cash	66,336	42,052	—		—		—		108,388
Accounts receivable, net	89,955	59,980	—		—		—		149,935
Inventory	24,118	24,379	—		—		—		48,497
Tax receivable	3,043	24,617	—		—		—		27,660
Prepaid expenses and other current assets	131,958	37,148	—		—		—		169,106
Total current assets	489,977	266,333	2,267,859		—		(1,109,882)		1,914,287
Property and equipment, net	1,216,170	58,444	34,299	B	—		—		1,308,913
Right of use assets, net	1,934,380	22,649	(721)	C	—		—		1,956,308
Goodwill	1,720,333	431	1,748,238	D	—		—		3,469,002
Intangible assets, net	1,940,811	186,240	522,619	E	—		—		2,649,670
Deferred tax asset	2,605	16,019	—		—		—		18,624
Other assets	489,981	55,961	(273,222)	F	—		—		272,720
Total assets	$7,794,257	$606,077	$4,299,072		$—		$(1,109,882)		$11,589,524
Liabilities and Stockholders’ Equity
Current portion of long-term debt	$19,450	$132,154	$—		$—		$(19,450)	B	132,154
Current portion of lease liabilities	94,497	8,023	—		—		—		102,520
Accounts payable	125,725	35,408	—		—		—		161,133
Accrued income taxes	84,989	2,870	—		—		—		87,859
Accrued and other current liabilities	669,250	19,082	47,437	G	—		(6,878)	C	728,891
Total current liabilities	993,911	197,537	47,437		—		(26,328)		1,212,557
Long-term debt, net	3,561,719	316,270	1,769,901	H	—		(1,003,786)	D	4,644,104
Long-term portion of lease liabilities	2,023,377	12,576	—		—		—		2,035,953
Deferred tax liability	442,738	6,103	51,343	I	—		—		500,184
Other long-term liabilities	130,073	17,787	—		—		—		147,860
Total liabilities	7,151,818	550,273	1,868,681		—		(1,030,114)		8,540,658
Commitments and contingencies
Stockholders’ equity:
Common stock	490	212,361	(212,361)	J	—		—		490
Preferred stock	—	—	—		—		—		—
Additional paid-in capital	750,129	229,644	1,102,752	J	(740,743)	A	—		1,341,782
Treasury stock, at cost	—	—	—		—		—		—
Accumulated deficit	(193,920)	(270,851)	257,253	J	—		(79,768)	E	(287,286)
Accumulated other comprehensive loss	73,379	(141,478)	141,478	J	—		—		73,379
Noncontrolling Interest	12,361	26,128	1,141,269		740,743	A	—		1,920,501
Total stockholders’ equity	642,439	55,804	2,430,391		—		(79,768)		3,048,866
Total liabilities and stockholders’ equity	$7,794,257	$606,077	$4,299,072		$—		$(1,109,882)		$11,589,524

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2024

(in thousands, except per share data)

	Bally’s Historical Year Ended December 31, 2024	Queen Pre-Merger Results (Note 2)	Queen Merger Adjustments	(Note 3)	Intralot Reclassified US GAAP (Note 4)	Intralot Purchase Accounting Adjustments	(Note 5)	BII Disposal Adjustments	(Note 6)	Bally’s Financing Adjustments	(Note 7)	Pro Forma Combined
Revenue:
Gaming	$2,051,668	$200,915	$—		$—	$—		$—		$—		$2,252,583
Non-gaming	398,810	24,324	—		417,048	—		—		—		840,182
Total revenue	2,450,478	225,239	—		417,048	—		—		—		3,092,765

Operating (income) costs and expenses:
Gaming	934,063	84,042	—		—	—		—		—		1,018,105
Non-gaming	189,088	17,420	—		168,575	—		—		—		375,083
General and administrative	1,043,486	94,084	22,271	A	126,182	10,290	K	—		1,500	F	1,297,813
Gain on sale-leaseback, net	(86,254)	—	—		—	—		—		—		(86,254)
Impairment charges	248,879	—	—		—	—		—		—		248,879
Depreciation and amortization	379,544	8,191	430	B	67,837	10,590	L	—		—		466,592
Total operating costs and expenses	2,708,806	203,737	22,701		362,594	20,880		—		1,500		3,320,218
Income (loss) from operations	(258,328)	21,502	(22,701)		54,454	(20,880)		—		(1,500)		(227,453)

Other (expense) income:
Interest expense, net	(289,629)	(20,888)	(114,147)	C	(43,315)	(114,329)	M	—		74,698	G	(507,610)
Other non-operating income (expense), net	(4,545)	(15,911)	—		3,227	(3,021)	N	—		(77,213)	H	(97,463)
Total other expense, net	(294,174)	(36,799)	(114,147)		(40,088)	(117,350)		—		(2,515)		(605,073)

(Loss) income before income taxes	(552,502)	(15,297)	(136,848)		14,366	(138,230)		—		(4,015)		(832,526)
Provision (benefit) for income taxes	15,252	(3,225)	(83,298)	D	1,520	(38,520)	O	—		—		(108,271)
Net income (loss)	$(567,754)	$(12,072)	$(53,550)		$12,846	$(99,710)		$—		$(4,015)		$(724,255)
Net income (loss) attributable to noncontrolling interest	—	—	—		—	(30,853)		(59,566)	B	—		(90,419)
Net income (loss) attributable to Bally’s Corporation	$(567,754)	$(12,072)	$(53,550)		$12,846	$(68,857)		$59,566	B	$(4,015)		$(633,836)

Basic loss per share (Note 8)	(11.71)											(10.92)
Weighted average common shares outstanding, basic (Note 8)	48,468,887		9,557,178			—		—		—		58,026,065
Diluted loss per share	(11.71)											(10.92)
Weighted average common shares outstanding, diluted	48,468,887		9,557,178			—		—		—		58,026,065

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2025

(in thousands, except per share data)

	Bally’s Historical	Queen Pre-Merger Results (Note 2)	Queen Merger Adjustments	(Note 3)	Intralot Reclassified US GAAP (Note 4)	Intralot Transaction Accounting Adjustments	(Note 5)	BII Disposal Adjustments	(Note 6)	Bally’s Financing Adjustments	(Note 7)	Pro Forma Combined
Revenue:
Gaming	$1,057,177	$19,689	$—		$—	$—		$—		$—		$1,076,866
Non-gaming	189,549	2,212	—		204,124	—		—		—		395,885
Total revenue	1,246,726	21,901	—		204,124	—		—		—		1,472,751

Operating (income) costs and expenses:
Gaming	463,553	9,091	—		—	—		—		—		472,644
Non-gaming	93,640	1,921	—		90,478	—		—		—		186,039
General and administrative	572,990	8,543	(208)	A	52,483	(148)	K	—		—		633,660
Gain on sale-leaseback, net	—	—	—		—	—		—		—		—
Impairment charges	—	—	—		—	—		—		—		—
Depreciation and amortization	141,556	840	62	B	33,886	6,303	L	—		—		182,647
Total operating costs and expenses	1,271,739	20,395	(146)		176,846	6,155		—		—		1,474,990
Income (loss) from operations	(25,013)	1,506	146		27,278	(6,155)		—		—		(2,239)

Other (expense) income:
Interest expense, net	(176,488)	(2,062)	(13,189)	C	(15,445)	(57,953)	M	—		39,092	G	(226,045)
Other non-operating income (expense), net	45,569	1,248	—		368	—		—		—		47,185
Total other expense, net	(130,919)	(814)	(13,189)		(15,077)	(57,953)		—		39,092		(178,860)

(Loss) income before income taxes	(155,932)	692	(13,043)		12,201	(64,108)		—		39,092		(181,099)
Provision (benefit) for income taxes	89,012	(547)	(10,347)	D	7,694	(14,104)	O	—		—		71,708
Net income (loss)	$(244,944)	$1,239	$(2,696)		$4,507	$(50,004)		$—		$39,092		$(252,807)
Net income (loss) attributable to noncontrolling interest	—	—	—		—	(19,159)		14,470	B	—		(4,689)
Net income (loss) attributable to Bally’s Corporation	$(244,944)	$1,239	$(2,696)		$4,507	$(30,845)		$14,470	B	$39,092		$(248,118)

Basic loss per share (Note 8)	(4.22)	—	—		—	—		—		—		(4.27)
Weighted average common shares outstanding, basic	58,074,343	—	—		—	—		—		—		58,074,343
Diluted loss per share (Note 8)	(4.22)	—	—		—	—		—		—		(4.27)
Weighted average common shares outstanding, diluted	58,074,343	—	—		—	—		—		—		58,074,343

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 – Basis of Presentation

The Unaudited Pro Forma Condensed Combined Financial Statements and accompanying notes have been prepared in accordance with Article 11 of Regulation S-X (as amended by SEC Release No. 33-10786). The Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2025 gives effect to the Transactions as if each had been consummated on June 30, 2025. The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2024, and for the six months ended June 30, 2025, give effect to the Queen Merger, the Intralot Acquisition, the BII Disposal, and Bally’s Financing Transactions (collectively, the Transactions) as if each had been consummated on January 1, 2024, the beginning of the earliest annual period presented.

The Pro Forma Adjustments are based on preliminary estimates and currently available information and on assumptions that management believes are reasonable under the circumstances. The notes to the Unaudited Pro Forma Condensed Combined Financial Statements describe how such adjustments were derived and are presented in the Unaudited Pro Forma Condensed Combined Balance Sheet and the Unaudited Pro Forma Condensed Combined Statements of Operations. The Unaudited Pro Forma Condensed Combined Financial Statements have been compiled in a manner consistent with the accounting policies adopted by Bally’s, and as discussed in Note 2 — Pre-Merger Results and Reclassifications for Queen, and Note 4 – Intralot Reclassifications and IFRS to US GAAP Adjustments, certain reclassifications have been made to conform Queen and Intralot’s historical presentation to that of Bally’s, including reclassifications to the financial statement line items, IFRS to US GAAP conforming adjustments where applicable, and translation from EUR to USD presentation. Changes in facts and circumstances or the discovery of new information could result in material revisions to the Pro Forma Adjustments. All amounts are presented in thousands, unless otherwise indicated.

The Company has preliminarily concluded that the Intralot Acquisition will be accounted for as a business combination pursuant to ASC 805, with the Company identified as the accounting acquirer and Intralot as the acquiree. In accordance with ASC 805, all assets acquired and liabilities assumed of Intralot are recognized and measured at their acquisition date fair values, while the Company’s historical basis of its own assets and liabilities remain unchanged. The Company’s transaction costs associated with the Intralot Acquisition will be expensed as incurred. The excess of the estimated preliminary purchase price over the estimated fair value of the identifiable net assets acquired is recorded as goodwill. Fair values are estimated using one or more valuation approaches (for example, income, market and/or cost approaches), which require judgment and the use of significant estimates and assumptions, including, among others, discount rates, forecasted cash flows and contributory asset charges.

The allocation of the estimated preliminary purchase price depends upon certain estimates and assumptions and is preliminary. The preliminary allocation has been made solely for purposes of preparing these Unaudited Pro Forma Condensed Combined Financial Statements. The final determination of the purchase price allocation, including the valuation of identifiable intangible assets, property and equipment and the related deferred tax effects, will be based on the actual net tangible and intangible assets of Intralot as of the Intralot Closing Date and could differ materially from the estimates reflected herein. The Company will finalize the accounting for the Intralot Acquisition as soon as practicable within the measurement period specified by ASC 805.

Note 2 – Pre-Merger Results and Reclassifications for Queen

Certain reclassifications were directly applied to the pre-acquisition historical financial statements of Queen to conform to the financial statement presentation of Bally’s. Consistent with the Company’s prior assessment, management has determined there are no significant accounting policy differences between the Company and Queen. Accordingly, adjustments for Queen are limited to reclassifications necessary to conform Queen’s historical financial statement presentation to the Company’s presentation. Refer to the following tables for reclassifications made to Queen’s statement of operations for the year ended December 31, 2024 and the six months ended June 30, 2025 to ensure that Queen’s results prior to the Queen Closing Date of February 7, 2025 are included in the Unaudited Pro Forma Condensed Combined Statements of Operations. No adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet are required for the Queen Merger as Queen is consolidated in the Company’s financial reporting as of June 30, 2025.

(a)	Reclassifications in the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2024 are as follows (in thousands):

Bally’s Historical Consolidated Statements of Operations and Comprehensive Loss Line Items	Queen Historical Consolidated Statements of Operations and Comprehensive Loss Line Items	Queen Historical 2024	Reclassification Adjustments	Notes	Queen Reclassified
Revenue:
Gaming	Gaming	$212,534	$(11,619)	(a)	$200,915
Non-gaming			24,324	(a) (b) (c)	24,324
	Queen: Food and Beverage	5,054	(5,054)	(b)	—
	Queen: Other operating income	7,651	(7,651)	(c)	—
Total revenue		225,239			225,239

Operating (income) costs and expenses:
Gaming	Gaming	84,042			84,042
Non-gaming	Non-gaming		17,420	(d) (e)	17,420
	Queen: Food and Beverage	13,709	(13,709)	(d)	—
	Queen: Other operating expenses	3,711	(3,711)	(e)	—
General and administrative	General and administrative	88,295	5,789	(f) (g)	94,084
	Queen: Advertising and Marketing	6,055	(6,055)	(f)	—
	Queen: (Gain) loss on disposal of assets	(266)	266	(g)	—
Gain on sale-leaseback, net					—
Impairment charges					—
Depreciation and amortization	Depreciation and amortization	8,191			8,191
Total operating costs and expenses	Total operating costs and expenses	203,737			203,737
Income (loss) from operations		21,502			21,502

Other (expense) income:
Interest expense, net		(20,888)			(20,888)
Other non-operating income (expense), net			(15,911)	(h) (i)	(15,911)
	Queen: (Loss) gain on fair value of marketable equity securities	(13,134)	13,134	(h)	—
	Queen: (Loss) gain on fair value of loan receivable	(2,777)	2,777	(i)	—
Total other expense, net		(36,799)			(36,799)

Loss before income taxes		(15,297)			(15,297)
Provision (benefit) for income taxes		3,225			3,225
Net income (loss)		$(12,072)			$(12,072)

(a)	Reclassification of $11.6 million of Market access revenue within Gaming revenue to Non-gaming revenue.
(b)	Reclassification of $5.1 million of Food and beverage revenue to Non-gaming revenue.
(c)	Reclassification of $7.7 million of Other Operating Income to Non-gaming revenue.
(d)	Reclassification of $13.7 million of Food and beverage expenses to Non-gaming operating costs.
(e)	Reclassification of $3.7 million of Other operating expenses to Non-gaming operating costs.
(f)	Reclassification of $6.1 million of Advertising and marketing to General and administrative.
(g)	Reclassification of $0.3 million of Gain (loss) on disposal of assets to General and administrative.
(h)	Reclassification of $13.1 million of (Loss) gain on fair value of marketable equity securities to Other non-operating income (expense), net.
(i)	Reclassification of $2.8 million of (Loss) gain on fair value of loans receivable to Other non-operating income (expense), net.

(b)	Reclassifications in the Unaudited Pro Forma Condensed Combined Statement of Operations for the period from January 1, 2025 through February 7, 2025 (the “Stub Period”) are as follows (in thousands):

Bally’s Historical Consolidated Statements of Operations and Comprehensive Loss Line Items	Queen Historical Consolidated Statements of Operations and Comprehensive Loss Line Items	Queen Historical Stub Period	Reclassification Adjustments	Notes	Queen Reclassified
Revenue:
Gaming	Gaming	$20,850	$(1,161)	(a)	$19,689
Non-gaming			2,212	(a) (b) (c)	2,212
	Queen: Food and Beverage	500	(500)	(b)	—
	Queen: Other operating income	551	(551)	(c)	—
Total revenue		21,901			21,901

Operating (income) costs and expenses:
Gaming	Gaming	9,091			9,091
Non-gaming	Non-gaming		1,921	(d) (e)	1,921
	Queen: Food and Beverage	1,512	(1,512)	(d)	—
	Queen: Other operating expenses	409	(409)	(e)	—
General and administrative	General and administrative	7,921	622	(f)	8,543
	Queen: Advertising and Marketing	622	(622)	(f)	—
Gain on sale-leaseback, net					—
Impairment charges					—
Depreciation and amortization	Depreciation and amortization	840			840
Total operating costs and expenses	Total operating costs and expenses	20,395			20,395
Income (loss) from operations		1,506			1,506

Other (expense) income:
Interest expense, net		(2,062)			(2,062)
Other non-operating income (expense), net			1,248	(g) (h)	1,248
	Queen: (Loss) gain on fair value of marketable equity securities	1,030	(1,030)	(g)	—
	Queen: (Loss) gain on fair value of loan receivable	218	(218)	(h)	—
Total other expense, net		(814)			(814)

Loss before income taxes		692			692
Provision (benefit) for income taxes		547			547
Net income (loss)		$1,239			$1,239

(a)	Reclassification of $1.2 million of Market access revenue within Gaming revenue to Non-gaming revenue.
(b)	Reclassification of $0.5 million of Food and beverage revenue to Non-gaming revenue.
(c)	Reclassification of $0.6 million of Other operating income to Non-gaming revenue.
(d)	Reclassification of $1.5 million of Food and beverage expense to Non-gaming operating costs.
(e)	Reclassification of $0.4 million of Other operating expenses to Non-gaming operating costs.
(f)	Reclassification of $0.6 million of Advertising and marketing to General and administrative.
(g)	Reclassification of $1.0 million of (Loss) gain on fair value of marketable equity securities to Other non-operating income (expense), net.
(h)	Reclassification of $0.2 million of (Loss) gain on fair value of loans receivable to Other non-operating income (expense), net.

Note 3 – Pro Forma Adjustments for Queen Merger

A.	Represents adjustment to general and administrative expense associated with a reduction in lease expense of $1.5 million for the year ended December 31, 2024 and $(0.2) million for the Stub Period, resulting from the Company’s lease remeasurement based on the present value of remaining lease payments as of the Closing Date, including the impacts of the Company’s updated incremental borrowing rate as well as favorable and unfavorable off market components. Further, general and administrative expense was adjusted for the year ended December 31, 2024 for transaction costs of $23.7 million incurred after December 31, 2024 through the Closing Date, which are nonrecurring in nature.

B.	Represents adjustment to depreciation and amortization expense to reflect the fair value adjustments to the Company’s property and equipment and intangible assets in purchase accounting and the revised estimated remaining useful life for each asset class:

In thousands	For the year ended December 31, 2024	For the Stub Period
Pro forma net adjustment to amortization expense	$(6,129)	$(879)
Pro forma net adjustment to depreciation expense	6,559	941
Pro forma adjustment to depreciation and amortization expense	$430	$62

Amortization and depreciation expense was adjusted based on the useful lives assigned to intangible assets and property, plant and equipment, respectively, that had estimated useful lives ranging between 5 - 16 years and 5 - 20 years, respectively.

C.	Represents the following adjustments to interest expense as a result of (i) recognizing the Company’s pre-existing debt as an assumed liability at fair value, (ii) paying off Queen’s historical Fortress debt on the Queen Closing Date, and (iii) entering into debt in the form of the 2028 Notes and incremental Revolving Credit Facility borrowings on the Queen Closing Date to fund the Queen Merger:

In thousands	For the year ended December 31, 2024	For the Stub Period
Record additional discount amortization for Bally’s 2029 Notes, 2031 Notes, and Term Loan Facility	$(72,352)	$(8,608)
Remove interest expense related to Queen’s historical Fortress debt	20,888	2,062
Record interest expense for 2028 Notes	(59,035)	(6,120)
Record interest on incremental Revolving Credit Facility borrowings	(3,648)	(523)
Pro forma adjustment to interest expense, net	$(114,147)	$(13,189)

D.	Represents an estimate of the income tax impacts of the Queen Merger on the statements of comprehensive income. The taxes associated with the estimated pro forma adjustments consider the estimated tax impact based on applicable statutory tax rates of the jurisdictions where the proforma adjustments reside, including a preliminary estimate of the deductibility of certain transaction-related costs. The proforma adjustments primarily relate to operations in the United States with an applicable statutory tax rate of 27% for the six months ended June 30, 2025, and 27% for the year ended December 31, 2024, including Federal and State income taxes. Although not reflected in the Unaudited Pro Forma Condensed Combined Financial Statements, the effective tax rate of the combined company could be different than the Company’s historical effective tax rate (either higher or lower) depending on various factors, including post-merger activities.

Note 4 – Intralot Reclassifications and IFRS to US GAAP Adjustments

During the preparation of the Unaudited Pro Forma Condensed Combined Financial Statements, Bally’s management performed a preliminary analysis of Intralot’s historical financial information to identify (i) differences in accounting policies applied by Intralot under IFRS as compared to those of Bally’s under US GAAP and (ii) differences in financial statement line item (“FSLI”) presentation that require reclassification to conform to the Company’s presentation. Following the IFRS to US GAAP adjustments and FSLI reclassifications, Intralot’s balances were translated from EUR to USD using the spot rate on June 30, 2025 for the Unaudited Pro Forma Condensed Combined Balance Sheet and the average daily rate for the year ended December 31, 2024 and six months ended June 30, 2025, respectively to translated the Unaudited Pro Forma Condensed Combined Statements of Operations:

EUR € / USD $
June 30, 2025 spot rate	1.1718
Year ended December 31, 2024 average rate	1.0819
Six months ended June 30, 2025 average rate	1.1132

These exchange rates may differ from future exchange rates which would have an impact on the Unaudited Pro Forma Condensed Combined Financial Statements and would also impact purchase accounting upon consummation of the Intralot Acquisition. As an example, utilizing the Closing Spot Rate would increase the translated amounts of net income for the six months ended June 30, 2025 by approximately $0.2 million and increase the translated amounts of net income for the year ended December 31, 2024 presented below by approximately $1.4 million , respectively, as well as increase total assets as of June 30, 2025, presented below, by approximately $3.1 million.

The reclassification and IFRS to US GAAP adjustments are based on information currently available and management’s preliminary judgments; they may be updated as additional information becomes available and the Company finalizes its purchase accounting and policy conformity analyses.

(a)	The following table reflects the reclassifications to align with Bally’s FSLI presentation and EUR to USD translation of Intralot’s historical balance sheet as of June 30, 2025 (in thousands):

Bally’s Historical FSLIs	Intralot Historical FSLIs	Intralot Reported IFRS (EUR)	Reclassification Adjustments (EUR)	Notes	Intralot Reclassified (EUR)	Intralot Reclassified (USD)
Current Assets
Cash and cash equivalents	Cash and cash equivalents	€66,699	€—		€66,699	$78,157
Restricted cash			35,887	(a)	35,887	42,052
Accounts receivable, net	Trade and other short-term receivables	139,784	(88,597)	(a), (b), (c)	51,187	59,980
	Other financial assets				—	—
Inventory	Inventories	20,805			20,805	24,379
Tax receivable		—	21,008	(b)	21,008	24,617
Prepaid expenses and other current assets		—	31,702	(c)	31,702	37,148
Non-Current Assets					—
Property and equipment, net	Tangible assets	69,205	(19,329)	(d)	49,876	58,444
Right of use assets, net			19,329	(d)	19,329	22,650
Goodwill			368	(f)	368	431
Intangible assets, net	Intangible assets	159,305	(368)	(f)	158,937	186,240
Deferred tax asset	Deferred Tax asset	13,671	—		13,671	16,019
Other assets	Other financial assets	154	47,603	(e), (g), (h)	47,757	55,961
	Investment in subsidiaries, associates and joint ventures	16,182	(16,182)	(g)	—	—
	Other long-term receivables	29,013	(29,013)	(h)	—	—
	Investment property	2,408	(2,408)	(e)	—	—
Short Term Liabilities
Current portion of long-term debt	Short term debt and lease liabilities	119,627	(6,847)	(i)	112,780	132,154
Current portion of lease liabilities			6,847	(i)	6,847	8,023
Accounts payable	Trade and other short-term liabilities	44,876	(14,659)	(j)	30,217	35,408
Accrued income taxes	Income tax payable	2,449	—		2,449	2,870
Accrued and other current liabilities			16,285	(j), (k)	16,285	19,082
	Short term provision	1,626	(1,626)	(k)	—	—
Long Term Liabilities
Long-term debt, net	Long term debt	269,905	—		269,905	316,270
Long-term portion of lease liabilities	Long term lease liabilities	10,732	—		10,732	12,576
Deferred tax liability	Deferred Tax liabilities	5,208	—		5,208	6,103
Other long-term liabilities	Other long-term liabilities	56	15,123	(l), (m)	15,179	17,787
	Other long-term provisions	13,517	(13,517)	(l)	—	—
	Staff retirement indemnities	1,606	(1,606)	(m)	—	—
Stockholders Equity					—
Common stock	Share Capital	181,229	—		181,229	212,361
Preferred stock			—		—	—
Additional paid-in capital	Share Premium	122,364	73,614	(n)	195,978	229,644
Treasury stock, at cost			—		—	—
	Other Reserves	73,614	(73,614)	(n)	—	—
Accumulated deficit	Retained earnings	(231,144)	—		(231,144)	(270,851)
	Foreign Currency Translation Reserve	(120,737)	120,737	(o)	—	—
Accumulated other comprehensive loss			(120,737)	(o)	(120,737)	(141,478)
NCI	NCI	22,298	—		22,298	26,128

(a)	Reclassification of €35.9 million of blocked bank deposits from Trade and other short-term receivables to Restricted cash.
(b)	Reclassification of €21.0 million of tax receivables from Trade and other short-term receivables to Tax receivable

(c)	Reclassification of €31.7 million of certain prepayments and accruals from Trade and other short-term receivables to Prepaid expenses and other current assets
(d)	Reclassification of €19.3 million of operating right of use assets from Tangible assets to Right of use assets, net.
(e)	Reclassification of €2.4 million of Investment property to Other assets.
(f)	Reclassification of €0.4 million of pre-existing goodwill from Intangible assets to Goodwill.
(g)	Reclassification of €16.2 million of equity method investments from Investment in subsidiaries, associates and joint ventures to Other assets.
(h)	Reclassification of €29.0 million of Other long-term receivables to Other assets.
(i)	Reclassification of €6.8 million of current operating lease liabilities from Short term debt and lease liabilities to Current portion of lease liabilities.
(j)	Reclassification of €14.7 million of Trade and other short-term liabilities to Accrued and other current liabilities.
(k)	Reclassification of €1.6 million of Short term provision to Accrued and other current liabilities.
(l)	Reclassification of €13.5 million of Other long-term provisions to Other long-term liabilities.
(m)	Reclassification of €1.6 million of Staff retirement indemnities to Other long-term liabilities.
(n)	Reclassification of €73.6 million of Share Premium to Additional paid-in capital.
(o)	Reclassification of €120.7 million of Foreign Currency Translation Reserve under IFRS to Accumulated deficit under US GAAP.

(b)	The following table reflects reclassifications to align with Bally’s FSLI presentation, adjustments to convert lease-related amounts from IFRS to US GAAP, adjustments for the effects of hyperinflation from IFRS to US GAAP, and the EUR to USD translation of Intralot’s historical statement of operations for the year ended December 31, 2024 (in thousands):

			Reclassification and IFRS to US GAAP Adjustments (EUR)
Bally’s Historical FSLIs	Intralot Historical FSLIs	Intralot Reported IFRS (EUR)	Reclassification Adjustments	Leases	Hyper-inflation	Notes	Intralot Reclassified US GAAP (EUR)	Intralot Reclassified US GAAP (USD)
Revenue
Gaming revenue		€—	€—				€—	$—
Non-gaming revenue	Sale Proceeds	376,363	9,115			(a), (b)	385,478	417,048
	Other Operating Income	29,943	(29,943)			(a)	—	—
Total Revenue		406,306					385,478	417,048
Operating (income) costs and expenses
Gaming operating costs		—	—				—	—
Non-gaming operating costs	Cost of Sales	235,037	(79,223)			(b), (c)	155,814	168,575

General and administrative	Administrative Expenses	81,861	25,512	9,257		(d), (e), (f), (g), (h), (o)	116,630	126,182
	Selling Expenses	31,982	(31,982)			(e)	—	—
	Research and Development	1,542	(1,542)			(f)	—	—
	Reorganization expenses	2,391	(2,391)			(g)	—	—
	Other Operating Expenses	2,146	(2,146)			(h)	—	—
Gain on sale-leaseback, net		—	—				—	—
Impairment charges		—	—				—	—
Depreciation and amortization		—	70,943	(8,241)		(c), (d), (e), (f), (o)	62,702	67,837
Total Operating costs and expenses		354,958					335,146	362,594
Income (loss) from operations		51,348					50,332	54,454
Other (expense) income:
Interest expense, net		—	(41,052)	1,016		(i), (j), (o)	(40,036)	(43,315)
	Interest and similar expenses	(45,655)	45,655			(i)	—	—
	Interest and similar income	4,604	(4,604)			(j)	—	—
Other non-operating income (expense), net			2,983			(k), (l), (m), (n), (p)	2,983	3,227
	Income/(expenses) from participations and investments	399	(399)			(k)	—	—
	Gain (loss) on disposal of assets	95	(95)			(l)	—	—
	Exchange Differences	578	(578)			(m)	—	—
	Profit / (loss) from equity method consolidations	362	(362)			(n)	—	—
	Profit / (loss) to net monetary position	6,311	(1,549)		(4,762)	(p)	—	—
Total other expense net		(33,306)					(37,053)	(40,088)
Loss Before Income Taxes		18,042					13,279	14,366
Provision (benefit) for income taxes	Provision for income taxes	1,405	—				1,405	1,520
Net Income (Loss)		€16,637					€11,874	$12,846

(a)	Reclassification of €29.9 million of Other Operating Income to Non-gaming revenue.
(b)	Reclassification of €20.8 million of winners’ payouts from Cost of sales to Non-gaming revenue.

(c)	Reclassification of €58.4 million of Depreciation and amortization from Cost of Sales to Depreciation and amortization.
(d)	Reclassification of €10.3 million of Depreciation and amortization from General and administrative to Depreciation and amortization.
(e)	Reclassification of €32.0 million of Selling Expenses; (i) €1.4 million of depreciation and amortization to Depreciation and Amortization, and (ii) the remaining €30.6 million to General and administrative.
(f)	Reclassification of €1.5 million of Research and Development; (i) €0.8 million of depreciation and amortization to Depreciation and Amortization, and (ii) the remaining €0.7 million to General and administrative.
(g)	Reclassification of €2.4 million of Reorganization expenses to General and administrative.
(h)	Reclassification of €2.1 million of Other Operating Expenses to General and administrative.
(i)	Reclassification of €45.7 million of Interest and similar expenses to Interest expense, net.
(j)	Reclassification of €4.6 million of Interest and similar income to Interest expense, net.
(k)	Reclassification of €0.4 million of Income/(expenses) from participations and investments to Other non-operating income (expense), net.
(l)	Reclassification of €0.1 million of Gain (loss) on disposal of assets to Other non-operating income (expense), net.
(m)	Reclassification of €0.6 million of Exchange Differences to Other non-operating income (expense), net.
(n)	Reclassification of €0.4 million of Profit / (loss) from equity method consolidations to Other non-operating income (expense), net.
(o)	Reflects reclassification of €8.2 million of depreciation of right of use assets and €1.0 million of interest expense relating to lease liabilities for the year ended December 31, 2024, to lease expense in General and administrative expense. Under IFRS, leases are not classified as operating or finance leases. A single recognition and measurement model is applied to all leases, which results in nearly all leases under IFRS being treated similarly to finance leases under US GAAP. Under US GAAP, leases are classified as either operating or finance leases on the basis of specific lease classification criteria. Management performed a preliminary assessment and concluded that Intralot’s leases would be classified as operating leases under US GAAP with lease expense recognized on a straight-line basis as part of General and administrative expenses. Management concluded that there would not be a material difference between the expense already recognized and measuring lease expense on a straight-line basis under US GAAP. Therefore, no further adjustment has been recorded.
(p)	Reclassification of €1.5 million of net monetary loss related to hyperinflationary economies to Other non-operating income (expense), net. The adjustment of €4.8 removes the hyperinflationary impact based on a hyperinflationary index in accordance with IFRS and treats EUR as the functional currency in accordance with U.S. GAAP requirements for hyperinflation.

(c)	The following table reflects reclassifications to align with Bally’s FSLI presentation, adjustments to convert lease-related amounts from IFRS to US GAAP, and the EUR to USD translation of Intralot’s historical statement of operations for the six months ended June 30, 2025 (in thousands):

			Reclassification and IFRS to US GAAP Adjustments (EUR)
Bally’s Historical FSLIs	Intralot Historical FSLIs	Intralot Reported IFRS (EUR)	Reclassification Adjustments	Leases	Hyper-inflation	Notes	Intralot Reclassified US GAAP (EUR)	Intralot Reclassified US GAAP (USD)
Revenue:
Gaming		€—	€—				€—	$—
Non-gaming	Sale Proceeds	168,043	15,317			(a)	183,360	204,124
	Other Operating Income	15,317	(15,317)			(a)	—
Total Revenue		183,360					183,360	204,124
Operating (income) costs and expenses:
Gaming operating costs		—	—				—	—
Non-gaming operating costs	Cost of Sales	110,319	(29,045)			(b)	81,274	90,478
General and administrative	Administrative Expenses	33,151	9,151	4,842		(c), (d), (e), (f), (g), (n)	47,144	52,483
	Selling Expenses	13,041	(13,041)			(d)	—	—
	Research and Development	760	(760)			(e)	—	—
	Reorganization expenses	443	(443)			(f)	—	—
	Other Operating Expenses	665	(665)			(g)	—	—
Gain on sale-leaseback, net		—	—				—	—
Impairment charges		—	—				—	—
Depreciation and amortization		—	34,803	(4,364)		(b), (c), (d), (e), (n)	30,439	33,886
Total Operating costs and expenses		158,379					158,857	176,846
Income (loss) from operations		24,981					24,503	27,278
Other (expense) income:
Interest expense, net		—	(14,352)	478		(h), (i), (n)	(13,874)	(15,445)
	Interest and similar expenses	(16,695)	16,695			(h)	—	—
	Interest and similar income	2,343	(2,343)			(i)	—	—
Other non-operating income (expense), net			331			(j), (k), (l), (m), (o)	331	368
	Income/expenses) from participations and investments	62	(62)			(j)	—	—
	Gain (loss) on disposal of assets	313	(313)			(k)	—	—
	Exchange Differences	52	(52)			(l)	—	—
	Profit / (loss) from equity method consolidations	(148)	148			(m)	—	—
	Profit / (loss) to net monetary position	(1,129)	(52)		1,181	(o)		—
Total other expense, net		(15,202)					(13,543)	(15,077)
Loss before income taxes		9,779					10,960	12,201
(Benefit) provision for income taxes	Provision for income taxes	6,911	—				6,911	7,694
Net Income (loss)		€2,868					€4,049	$4,507

(a)	Reclassification of €15.3 million of Other Operating Income to Non-gaming revenue.

(b)	Reclassification of €29.0 million of Depreciation and amortization expense from Cost of Sales to Depreciation and amortization.
(c)	Reclassification of €4.7 million of Depreciation and amortization expense from General and administrative to Depreciation and amortization.
(d)	Reclassification of €13.0 million of Selling Expenses; (i) €0.7 million of depreciation and amortization expense to Depreciation and Amortization, and (ii) the remaining €12.4 million to General and administrative.
(e)	Reclassification of €0.8 million of Research and Development; (i) €0.4 million of depreciation and amortization expense to Depreciation and Amortization, and (ii) the remaining €0.4 million to General and administrative.
(f)	Reclassification of €0.4 million of Reorganization expenses to General and administrative.
(g)	Reclassification of €0.7 million of Other Operating Expenses to General and administrative.
(h)	Reclassification of €16.7 million of Interest and similar expenses to Interest expense, net.
(i)	Reclassification of €2.3 million of Interest and similar income to Interest expense, net.
(j)	Reclassification of €0.1 million of Income/(expenses) from participations and investments to Other non-operating income (expense), net.
(k)	Reclassification of €0.3 million of Gain (loss) on disposal of assets to Other non-operating income (expense), net.
(l)	Reclassification of €0.1 million of Exchange Differences to Other non-operating income (expense), net.
(m)	Reclassification of €0.1 million of Profit / (loss) from equity method consolidations to Other non-operating income (expense), net.
(n)	Reflects reclassification of €4.4 million of depreciation of right of use assets and €0.5 million of interest expense relating to lease liabilities for the six months ended June 30, 2025, to lease expense in General and administrative expense. Under IFRS, leases are not classified as operating or finance leases. A single recognition and measurement model is applied to all leases, which results in nearly all leases under IFRS being treated similarly to finance leases under US GAAP. Under US GAAP, leases are classified as either operating or finance leases on the basis of specific lease classification criteria. Management performed a preliminary assessment and concluded that Intralot’s leases would be classified as operating leases under US GAAP with lease expense recognized on a straight-line basis as part of General and administrative expense. Management concluded that there would not be a material difference between the expense already recognized and measuring lease expense on a straight-line basis under US GAAP. Therefore, no further adjustment has been recorded.
(o)	Reclassification of €0.1 million of net monetary loss related to hyperinflationary economies to Other non-operating income (expense), net. The adjustment of €1.2 million removes the hyperinflationary impact based on a hyperinflationary index in accordance with IFRS and treats EUR as the functional currency in accordance with U.S. GAAP requirements for hyperinflation.

Note 5 – Unaudited Statement of Assets Acquired and Liabilities Assumed

Estimated Preliminary Purchase Price

The Intralot Acquisition is accounted for as a business combination as it is a transaction in which an acquirer (Bally’s) obtains control of an acquiree (Intralot). The preliminary purchase price is based on the total shares of Intralot common stock held by Bally’s immediately following the Intralot Closing Date, comprised of the following:

In thousands, except share and per share data	Amount
Shares issued on the Intralot Closing Date:
Total Intralot shares issued	873,707,073
Share price on the Intralot Closing Date [1]	$1.35
Total newly issued share value	$1,181,511
Control premium based on the Equity Per-Share Value	142,596
Fair value of shares issued on the Intralot Closing Date	$1,324,107

Previously held equity interest:
Total shares held by Bally’s prior to the Intralot Closing Date	207,534,878
Share price on the Intralot Closing Date [1]	$1.35
Fair value of previously held equity interest	$280,649

Total Estimated Preliminary Purchase Price	$1,604,756

[1]	Share price of €1.16 on October 8, 2025 converted to USD at the Closing Spot Rate.

Unaudited Preliminary Purchase Price Allocation to Assets Acquired and Liabilities Assumed

The estimated preliminary purchase price is based on provisional amounts, and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon the preliminary estimate of fair values. The Company has not completed the detailed valuations necessary to finalize the required estimated fair values and estimated useful lives of the Intralot’s assets to be acquired and liabilities to be assumed and the related allocation of the purchase price. The Company anticipates completing its purchase price allocation subsequent to the Intralot Closing Date of October 8, 2025, within the measurement period permissible under ASC 805 for business combinations, as it completes its assessment of the facts and circumstances that existed as of the acquisition date. Accordingly, the final purchase accounting adjustments may be materially different from the unaudited pro forma adjustments reflected herein. Goodwill is expected to be recorded in the transaction and is primarily attributed to expected synergies from the combination of operations as well as the knowledge and experience of the acquired workforce and experienced leadership team.

The following table summarizes the unaudited preliminary purchase price allocation to assets acquired and liabilities assumed, as if the Intralot Acquisition had been completed on June 30, 2025, with the purchase price in excess of the fair value of the net assets acquired recorded to goodwill:

In thousands	Amount
Assets:
Cash and cash equivalents	$2,346,016
Restricted cash	42,052
Accounts receivable, net	59,980
Inventory	24,379
Tax receivable	24,617
Prepaid expenses and other current assets	37,148
Property and equipment, net	92,743
Right of use assets, net	21,928
Goodwill	1,748,669
Intangible assets, net	708,859
Deferred tax asset	16,019
Other assets	58,120
Liabilities:
Current portion of long-term debt	(132,154)
Current portion of lease liabilities	(8,023)
Accounts payable	(35,408)
Accrued income taxes	(2,870)
Accrued and other current liabilities	(55,942)
Long-term debt, net	(2,086,171)
Long-term lease liabilities	(12,576)
Deferred tax liability	(57,446)
Other long-term liabilities	(17,787)
Noncontrolling interests	(1,167,397)
Estimated preliminary purchase price	$1,604,756

Balance Sheet

Assets

A.	Represents adjustment of $2,267.9 million to cash and cash equivalents as a result of the issuance of 390 million shares by Intralot to third parties on the Intralot Closing Date at a per share price of $1.28 (€1.10 converted at the Closing Spot Rate) and the issuance of the New Debt Facilities by Intralot prior to the Intralot Closing Date in anticipation of the Intralot Acquisition. The cash received from the New Debt Facilities is presented net of debt issuance costs. This cash, together with cash from cash equity raise, was ultimately used by Intralot to fund its acquisition of BII, and for the other transaction-related purposes (with a portion remaining as cash on balance sheet), refer to Note 6 – BII Disposal Adjustments for further detail.

In thousands	Amount
Proceeds from Intralot’s share issuance	$500,117
Proceeds from Intralot’s New Debt Facilities	1,767,742
Pro forma adjustment to cash and cash equivalents	$2,267,859

B.	Represents adjustment of $34.3 million to step up the historical carrying value of Intralot’s property and equipment to fair value:

In thousands	Fair Value	Useful Life
Building and improvements	$3,612	20
Personal property	76,915	3
Construction in progress	703	—
Other fixed assets where carrying value was determined to approximate fair value	11,513	5
Total property and equipment fair value as of June 30, 2025	$92,743
Carrying value as of June 30, 2025 (net of accumulated depreciation)	58,444
Pro forma adjustment to property and equipment	$34,299

A 10% change in the valuation of property and equipment would cause a corresponding increase or decrease in the depreciation expense of approximately $2.5 million and $1.3 million for the year ended December 31, 2024 and the six months ended June 30, 2025, respectively. Pro forma depreciation is preliminary and based on the use of straight-line depreciation. The amount of depreciation following the completion of the mergers may differ significantly between periods based upon the final value assigned and depreciation methodology used for each identifiable property and equipment asset.

C.	Represents adjustment of $(0.7) million to Intralot’s right of use assets to recognize a right of use asset that is equal to the corresponding lease liability.

In thousands	Amount
Historical lease liability as of June 30, 2025	$20,599
Historical right of use asset as of June 30, 2025	21,320
Pro forma adjustment to right of use assets, net	$(721)

D.	Goodwill is calculated as the difference between the estimated preliminary purchase price and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. Refer to the table above for the calculation of the estimated preliminary purchase price in excess of the preliminary fair value of assets acquired and liabilities assumed based on the preliminary allocation of the estimated preliminary purchase price to the identifiable tangible and intangible asset acquired and liabilities assumed of the Company. The following table reflects the pro forma adjustment of $1,748.2 million to goodwill:

In thousands	Amount
Eliminate Intralot’s historical equity	$(18,944)
Record purchase price	1,604,756
Record fair value of noncontrolling interest for shares outstanding prior to the Intralot Closing Date	667,280
Record fair value adjustment for property and equipment	(34,299)
Record fair value adjustment for intangible Assets	(522,619)
Set right of use asset equal to lease liability and record off market component	721
Record fair value adjustment for Intralot’s pre-existing debt	—
Record deferred tax liability	51,343
Pro forma adjustment to goodwill	$1,748,238

E.	Represents adjustment of $522.6 million to step up the historical carrying value of Intralot’s intangible assets to fair value.

In thousands	Amount	Useful Life
Developed technology	$219,358	13
Intralot tradename portfolio	52,191	13
Customer relationships	154,207	22
Backlog	283,103	8
Intangible assets estimated aggregate fair value	$708,859

Intangible assets net book value as of June 30, 2025	$186,240

Pro forma adjustment to intangible assets	$522,619

A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the amortization expense of approximately $5.8 million and $3.0 million for the year ended December 31, 2024 and the six months ended June 30, 2025, respectively. Pro forma amortization is preliminary and based upon the use of straight-line amortization. The amount of amortization following the completion of the merger may differ significantly between periods based on the final value assigned and amortization methodology used for each identifiable intangible asset.

F.	Represents adjustment of $273.2 million to remove the Company’s previously held equity method investment in Intralot, accounted for under the fair value option, from other assets and to capitalize the revolver commitment fee for the Intralot New Debt Facilities.

In thousands	Amount
Adjust Equity Method Investment in Intralot to fair value on the Intralot Closing Date	$(3,021)
Remove equity method investment in Intralot on the Closing Date	(272,360)
Record revolver commitment fee for Intralot New Debt Facilities	$2,159
Pro forma adjustment to other assets	$(273,222)

Liabilities

G.	Represents adjustment of $47.4 million to record the accrual for additional transaction expenses incurred Bally’s, or incurred by Intralot on Bally’s behalf and not reimbursed, after June 30, 2025.

H.	Represents adjustment of $1,769.9 million for the issuance of the New Debt Facilities by Intralot prior to the Intralot Closing Date in anticipation of the Intralot Acquisition. The table below represents the net carrying value of the debt as of June 30, 2025, with debt issuance costs presented as a reduction of the principal amount.

In thousands	Amount
Intralot Fixed Rate Bond	$682,274
Intralot Floating Rate Bond	341,137
Intralot Variable Rate Term Loan	227,016
Intralot Term Note	519,474
Pro forma adjustment to long term debt, net	$1,769,901

I.	Represents adjustment to the deferred tax liability of $51.3 million, primarily driven by deferred taxes associated with the estimated pro forma adjustments to record the issuance of the New Debt Facilities, the preliminary purchase price, and the fair value adjustments for Intralot’s intangible assets and property and equipment.

Equity

J.	The following table summarizes the pro forma adjustments to stockholders’ equity for the Intralot Acquisition. The noncontrolling interest represents the 42.1% interest held by minority shareholders following the consummation of the transaction. The amount represents the fair value of the noncontrolling interest multiplied by the estimated noncontrolling interest percentage.

In thousands	Common stock	Additional Paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Noncontrolling Interest
Adjust Equity Method Investment in Intralot to fair value on the Intralot Closing Date	$—	$—	$(3,021)	$—	$—
Record transaction expenses incurred by Intralot on behalf of Bally’s	—	—	(36,860)	—	—
Eliminate Intralot’s historical equity	(212,361)	(229,644)	307,711	141,478	(26,128)
Record purchase price	—	1,332,396	—	—	—
Record fair value of noncontrolling interest in Intralot	—	—	—	—	1,167,397
Record transaction expenses incurred by Bally’s	—	—	(10,577)	—	—
Pro forma net adjustment	$(212,361)	$1,102,752	$257,253	$141,478	$1,141,269

Statement of Operations

K.	Represents adjustment to general and administrative expense for additional transaction expenses incurred or expected to be incurred by the Company after June 30, 2025 and the change in lease expense as a result of the adjustment to the right of use asset, amortized over the weighted average remaining useful life.

In thousands	For the six months ended June 30, 2025	For the year ended December 31, 2024
Expense Bally’s Intralot Acquisition Costs	$—	$10,577
Adjustment to Intralot’s lease expense	(148)	(287)
Pro forma adjustment to general and administrative expense	$(148)	$10,290

L.	Represents adjustment to depreciation and amortization based on the fair value adjustments to Intralot’s property and equipment and intangible assets. The change from carrying value to fair value will be recognized over the estimated remaining useful life of the assets.

In thousands	For the six months ended June 30, 2025	For the year ended December 31, 2024
Amortization:
Pro forma amortization expense	$30,062	$58,432
Historical amortization expense	20,719	40,730
Pro forma net adjusted amortization expense	$9,343	$17,702

Depreciation:
Pro forma depreciation expense	13,024	25,315
Historical depreciation expense	16,064	32,427
Pro forma net adjusted depreciation expense	$(3,040)	$(7,112)

Pro forma adjustment to depreciation and amortization expense	$6,303	$10,590

M.	Represents adjustment to interest expense as a result of recognizing the interest expense for Intralot’s New Debt Facilities issued shortly prior to the Intralot Closing Date.

In thousands	For the six months ended June 30, 2025	For the year ended December 31, 2024
Interest expense related to Intralot’s New Debt Facilities	57,953	114,329
Pro forma adjustment to interest expense, net	$57,953	$114,329

N.	The change in fair value of Bally’s previously held equity method investment in Intralot from June 30, 2025 to the Intralot Closing Date of $3.0 million is included within other non-operating (expense) income, net.

O.	Represents an estimate of the income tax impacts of the Intralot Acquisition on the statements of comprehensive income. The taxes associated with the estimated pro forma adjustments consider the estimated tax impact based on applicable statutory tax rates of the jurisdictions where the proforma adjustments reside, including a preliminary estimate of the deductibility of certain transaction-related costs. The proforma adjustments primarily relate to operations in Greece with an applicable statutory tax rate of 22% for the six months ended June 30, 2025 and 22% for the year ended December 31, 2024. Although not reflected in the Unaudited Pro Forma Condensed Combined Financial Statements, the effective tax rate of the combined company could be different than the Company’s historical effective tax rate (either higher or lower) depending on various factors, including post-acquisition activities.

Note 6 – BII Disposal Adjustments

Balance Sheet

Equity

A.	The following table summarizes the pro forma adjustments to stockholder’s equity for the transfer of BII from Bally’s to Intralot at its historical carrying value and the creation of noncontrolling interest held by Bally’s in BII. The proceeds received by Bally’s for the transfer of BII included cash of $1.79 billion, which was financed by Intralot through the New Debt Facilities. The noncontrolling interest represents the historical carrying value of the net assets of BII multiplied by the estimated post-transaction noncontrolling interest percentage. Refer to Note 5 – Unaudited Statement of Assets Acquired and Liabilities Assumed for the cash adjustment.

In thousands	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Noncontrolling Interest
Net equity impact of BII disposal	$—	$(740,743)	$—	$—	$—
Bally’s Noncontrolling Interest in BII	—	—	—	—	740,743
Pro forma net adjustment	$—	$(740,743)	$—	$—	$740,743

Statement of Operations

B.	Represents the adjustment to attribute 42.1% of BII’s net income to Bally’s noncontrolling interest in Intralot, reflecting the ownership structure following the Intralot Acquisition and BII Disposal. BII generated net income attributable to Bally’s common shareholders of $34.4 million for the 6 months ended June 30, 2025, and $(141.4) million for the year ended December 31, 2024, of which 42.1% (resulting in a $14.5 million and $(59.6) million adjustment, respectively) is allocated to the noncontrolling interest.

Note 7 – Bally’s Financing Adjustments

Balance Sheet

Assets

A.	Represents adjustment to cash and cash equivalents of $1.11 billion to record the cash outflows for the debt principal paid down by Bally’s, including the 2028 Notes make-whole premium, as well as the associated interest and fees.

Liabilities

B.	Represents adjustment of $19.5 million to current portion of long-term debt to remove the net carrying value of the debt paid down by Bally’s.

C.	Represents adjustment to accrued and other current liabilities to remove accrued interest of $6.9 million that was settled with the paydown for the Term Loan Facility.

D.	Represents adjustment of $1.0 billion to long-term debt, net to remove the net carrying value of the 2028 Notes, the Term Loan Facility and the Revolving Credit Facility paid down by Bally’s.

Equity

E.	Represents the pro forma adjustments to stockholder’s equity of $79.8 million for the Bally’s Financing Transactions, including the 2028 Notes make-whole premium, as well as the associated interest and fees for the 2028 Notes and the Term Loan Facility.

Statement of Operations

F.	Represents adjustment to general and administrative expense of $1.5 million for the legal and other fees paid for the redemption of the 2028 Notes.

G.	Represents the following adjustments to interest expense:

In thousands	For the six months ended June 30, 2025	For the year ended December 31, 2024
Record expense for unaccrued interest due on the 2028 Notes	$—	$1,055
Remove interest expense recognized for the 2028 Notes	(29,237)	(59,035)
Remove portion of interest expense related to repaid term loan	(9,855)	(16,718)
Pro forma adjustment to interest expense, net	$(39,092)	$(74,698)

H.	Represents a $77.2 million adjustment to other non-operating income (expense), net, related to charges for the make-whole premium for the 2028 Notes and deferred financing costs for the 2028 Notes and the Term Loan Facility.

Note 8 – Pro Forma Net Loss Per Share

The following table summarizes the unaudited pro forma net loss per common share for the year ended December 31, 2024 and the six months ended June 30, 2025, as if the Transactions had occurred on January 1, 2024:

In thousands, except for per share data	For the six months ended June 30, 2025	For the year ended December 31, 2024
Pro forma net income (loss)	$(252,805)	$(724,255)
Pro forma net income (loss) attributable to noncontrolling interests	(4,689)	(90,419)
Pro forma net income attributable to Bally’s common shareholders	(248,116)	(633,836)
Historical Bally’s weighted average common shares outstanding, basic and diluted	58,074,343	48,468,887
Additional Shares issued in connection with the Queen Merger	—	9,557,178
Pro forma weighted average common shares outstanding, basic and diluted	58,074,343	58,026,065
Pro forma earnings (loss) per share, basic and diluted	$(4.27)	$(10.92)